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                                                                   EXHIBIT 23.1

The Board of Directors
NetVantage, Inc.

  We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-38683, 333-38695 and 333-38703) of NetVantage, Inc. of our
report dated February 9, 1998, except as to note 17, which is as of February 13, 1998, relating to the balance sheet of NetVantage, Inc. as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997 annual report on Form 10-K of NetVantage, Inc.

KPMG Peat Marwick LLP

Orange County, California
April 14, 1998